CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated February 10, 2022, is by and between LIQUIDITY SERVICES, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF INTERPRETATION

SECTION 1.1. DEFINITIONS.

“AAA” is defined in Section 8.13(b).

“Acquisition” means (a) the acquisition of a Controlling Equity Interest in another Person, whether by purchase of such Equity Interest, the exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or otherwise, in each case causing any Person to become a Subsidiary, (b) the acquisition of assets of another Person (other than Borrower or a Subsidiary) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person, or (c) a merger or consolidation or any other combination with another Person (other than Borrower or a Subsidiary) provided that Borrower or a Person that is a Subsidiary (after giving effect to such merger, consolidation or other combination) is the survivor.

“Adjusted EBITDA” means, for the Consolidated Group for any period, (a) EBITDA plus (b) to the extent deducted in arriving at EBITDA for such period, stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn out estimates, plus (c) to the extent deducted in arriving at EBITDA for such period, business realignment expense, plus (d) to the extent deducted in arriving at EBITDA for such period, deferred revenue purchase accounting adjustments, goodwill and long-lived asset impairment, plus (e) to the extent deducted in arriving at EBITDA for such period, losses from business dispositions, minus (f) to the extent added in arriving at EBITDA for such period, gains from business dispositions; provided that, for any applicable period, the aggregate amount added back to EBITDA to arrive at Adjusted EBITDA that is attributable to actual cash expenditures, charges or adjustments shall be limited to fifteen percent (15%) of EBITDA for such period.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business.

“Anti-Money Laundering Laws” means Applicable Laws or regulations in any jurisdiction in which Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Borrowing Group” means: (i) Borrower, (ii) any Subsidiary of Borrower, (iii) any Guarantor, and (iv) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iii) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Capital Expenditures” means for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Consolidated Group that are (or would be) set forth on a consolidated statement of cash flows of the Consolidated Group for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Consolidated Group during such period; provided that Capital Expenditures shall not include (i) expenditures that constitute Acquisitions permitted hereunder, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with, or deliver to Bank as collateral for the Obligations, or any portion thereof, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency), (c) investments in certificates of deposit, banker’s acceptances, money market deposits and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and having a long-term debt rating of “A” or better by S&P or “A2” or better from Moody’s (or, if at any time either S&P or Moody’s are not rating the debt of such bank, an equivalent rating from another nationally recognized statistical rating agency), and (d) investments in any money market fund or money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (c) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency).

“Change of Control” means an event or series of events by which:

(a) (i) other than William P. Angrick, III (including any trusts established by such Person as settlor for the benefit of members of such Person’s family), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than twenty percent (20%) of the Equity Interests of Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of Borrower or (ii) a majority of the members of the board of directors (or other equivalent governing body) of Borrower shall not constitute Continuing Directors; or

(b) there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Closing Date” means February 10, 2022

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all personal property of Borrower, any Guarantor or any other Person in which Bank is granted a Lien under any Security Document as security for all or any portion of the Obligations.

“Commitment” means Bank’s commitment to make advances under the Line of Credit, as adjusted from time to time.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Group” means, collectively, Borrower and its Subsidiaries.

“Continuing Directors” means the directors (or equivalent governing body) of Borrower on the Closing Date and each other director (or equivalent) of Borrower if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of Borrower is approved by at least 51% of the then Continuing Directors.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EBITDA” means, for the Consolidated Group on a Consolidated basis for any period, the sum of net income (loss) plus interest expense, provision for income taxes, depreciation expense and amortization expense. Notwithstanding that EBITDA is a non-GAAP metric, the components used to calculate EBITDA shall be determined in accordance with GAAP.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any member of the Borrowing Group or any Guarantor directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” is defined in Section 3.8.

“ERISA Affiliate” means any corporation or trade or business that is under common control with Borrower, as described in Section 414(b) or (c) of the Code (and for purposes of provisions relating to Section 412 of the Code, described in Section 414(m) or (o) of the Code).

“ERISA Event” means (a) any Reportable Event; (b) the withdrawal of Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any

Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“ERISA Litigation” means any claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“GAAP” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report. The interpretation and application of GAAP is further clarified in accordance with Section 1.3 of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiary Guarantors and any other Person that Guarantees any of the Obligations.

“Guaranty Agreements” means, collectively the Subsidiary Guaranty Agreement and all other agreements pursuant to which any other Person Guarantees any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, loan agreements, notes or other similar agreements or instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (j) all Off-Balance Sheet Liabilities and (k) the Swap Termination Value under any Swap Contract of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Immaterial Subsidiary” means any Domestic Subsidiary designated by Borrower as an Immaterial Subsidiary, so long as (a) the aggregate assets of all such Immaterial Subsidiaries does not exceed at any time 5% of the consolidated total assets of Borrower and its Subsidiaries, (b) the aggregate GAAP net income (loss) of all such Immaterial Subsidiaries does not exceed 5% of the aggregate GAAP net income (loss) of Borrower and its Subsidiaries as at the end of each fiscal quarter for the four fiscal quarters then ended, and (c) Bank has received a certification from Borrower designating such Subsidiary as an Immaterial Subsidiary and certifying that the requirements for such designation set forth in the foregoing clauses have been satisfied. As of the Closing Date, the Immaterial Subsidiaries include GovDeals Vehicles LLC, a Delaware limited liability company, and Bid4Assets California, Inc., a California corporation.

“Letter of Credit” is defined in Section 2.1(c).

“Letter of Credit Agreement” is defined in Section 2.1(c).

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Line of Credit” is defined in Section 2.1(a).

“Line of Credit Note” is defined in Section 2.1(a).

“Loan Documents” means, collectively, this Agreement, the Line of Credit Note, each Guaranty Agreement, each Letter of Credit Agreement, each Security Document, and all other instruments, agreements, documents and writings executed in connection with any of the foregoing (other than, for the avoidance of doubt, Related Swap Contracts and agreements for cash management services described in the definition of Related Treasury Management Arrangement).

“Loan Parties” means Borrower and the Subsidiary Guarantors, collectively.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets, or liabilities of Borrower or of the Consolidated Group taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the rights and remedies of Bank under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Obligations” means all amounts owing by any Loan Party to Bank or any Affiliate of Bank pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan, Letter of Credit or Related Credit Arrangement, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to Bank incurred pursuant to this Agreement, any other Loan Document or any Related Credit Arrangement), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means, collectively, (a) Liens imposed by law for taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment and attachment liens not giving rise to an Event of Default; (f) customary Liens and rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection, in each case except to the extent required to be waived or subordinated pursuant to a control agreement or subordination agreement in favor of Bank required to be executed and delivered pursuant to this Agreement; and (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any leasing or subleasing of real property that is not approved in advance in writing by Bank.

“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means a “defined benefit plan” as defined in Section 3(35) of ERISA.

“Related Credit Arrangements” means, collectively, any Related Swap Contracts and any Related Treasury Management Arrangements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Related Swap Contracts” means all Swap Contracts of any Loan Party or any Subsidiary that are now or hereafter entered into or maintained with a counterparty that is either Bank or an Affiliate of Bank, whether or not such counterparty subsequently ceases to be a party hereto as Bank or ceases to be an Affiliate of Bank.

“Related Treasury Management Arrangement” means all arrangements for the delivery of cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements to or for the benefit of any Loan Party which are now or hereafter entered into or maintained with a counterparty that is either Bank or an Affiliate of Bank, whether or not such counterparty subsequently ceases to be a party hereto as Bank or ceases to be an Affiliate of Bank.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any Loan Party now or hereafter outstanding, (b) any redemption, conversion, exchange, retirement, repurchase or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any Loan Party now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interest of any Loan Party now or hereafter outstanding.

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” is defined in Section3.1.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means the Security Agreement dated as of the date hereof by each of the Loan Parties to Bank.

“Security Documents” means, collectively, the Security Agreement, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which Borrower, any Guarantor or any other Person shall grant or convey to Bank a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Borrower.

“Subsidiary Guarantors” means, collectively or individually as the context may indicate, each of Liquidity Services Operations, LLC, a Delaware limited liability company, Machinio Corp., a Delaware corporation, and Bid4Assets, Inc., a Maryland corporation, and each other Person that becomes a party to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement dated as of the date hereof by the Subsidiary Guarantors existing as of the Closing Date to Bank.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Threshold Amount” means $2,500,000.00 and, in the case of a claim or litigation, after taking into account available insurance for which an insurance carrier has accepted tender.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

SECTION 1.2. Rules of Interpretation.

(a) Unless the context requires otherwise or such term is otherwise defined herein, each term defined in Articles 1, 8 or 9 of the UCC shall have the meaning given therein. The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof. Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document. All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require. When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof. References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned. Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at New York, New York. Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “___%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.

(b) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(c) Any reference to an officer of Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions. Any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

SECTION 1.3. ACCOUNTING MATTERS.

(a) Unless otherwise defined or specified, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, interpreted and applied on a basis consistent (except for such changes approved by Bank in advance in writing) with the financial statements of Borrower delivered to Bank with respect to the fiscal year ended most recently prior to the Closing Date.

(b) In making any computation or determining any amount pursuant to Section 6.1 by reference to any item appearing on the balance sheet or other financial statement of the Consolidated Group, all adjustments to such computation or amount resulting from the application of FASB ASC Topic 815 shall be disregarded; provided that any realized gain or loss shall be included in such computations.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II
CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, including any reduction or termination of the Commitment pursuant to Section 2.1(d), Bank hereby agrees to make advances to Borrower from time to time up to and including March 31, 2024, not to exceed at any time the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (the “Line of Credit Note”).

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein, including, without limitation, as may be reduced from time to time pursuant to Section 2.1(d).

(c) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary, or an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letter of Credits of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). Bank shall have no obligation to issue a Letter of Credit of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Letter of Credit of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Letter of Credit of Credit in particular, or (ii) such Letter of Credit of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Letter of Credit of Credit will or may not be in United States Dollars. The form and substance of each Letter of Credit of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit of Credit shall have an expiration date more than one-year subsequent to the maturity date of the Line of Credit and, if requested by Bank, any Letter of Credit having an expiration date after the maturity date of the Line of Credit shall be Cash Collateralized in an amount equal to 105% of the maximum face amount of such Letter of Credit. The undrawn amount of all Letter of Credits of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each drawing paid under a Letter of Credit of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(d) Voluntary Reduction of the Commitment. Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to Bank, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $100,000 or any whole multiple of $50,000 in excess thereof. In connection with any such reduction, without limitation of any other provision hereof or of any other Loan Document, Borrower shall immediately pay to Bank the amount by which the outstanding principal balance of the Line of Credit exceeds the Commitment, as reduced. All fees payable pursuant to Section 2.2(d) accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

SECTION 2.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to $25,000.00, which fee shall be due and payable in full on the Closing Date.

(d) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to five one-hundredths percent (0.05%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the fifth (5th) Business Date of each calendar quarter, for the immediately preceding calendar quarter, commencing on April 1, 2022.

(e) Letter of Credit Fees and Commissions. Borrower shall pay to Bank;

(i) non-refundable up front issuance fees or commissions for the issuance, extension or increase (including any auto-extension) of each Letter of Credit in an amount equal to 1.25% per annum (computed on the basis of a 360 day year, actual days projected to elapse) of the face or increased amount, as applicable, of such Letter of Credit calculated over the projected term thereof (up to the scheduled expiration date), subject to Bank’s standard minimum dollar amount then in effect for such activity, with such fees and commissions payable at the time of issuance, extension or increase or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii) fees or commissions for each drawing under any such Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such Letter of Credit (including without limitation fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

SECTION 2.3. COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4. COLLATERAL.

As security for Obligations, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, each of the Loan Parties shall grant to Bank security interests of first priority in all such Loan Party’s personal property, including, without limitation, accounts, rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.5. GUARANTIES. The payment and performance of the Obligations shall be guaranteed jointly and severally by each Subsidiary Guarantor, as evidenced by and subject to the terms of one or more Subsidiary Guaranty Agreements in form and substance satisfactory to Bank.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, on the date of Borrower’s execution hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 3.1. LEGAL STATUS. Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to carry on its business as now conducted, and (c) except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required. Neither Borrower nor any of its Subsidiaries is the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which such Person is located or operates (collectively, “Sanctions”).

SECTION 3.2. ORGANIZATIONAL POWER; AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s corporate, partnership or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, action, and if required, shareholder, member, or partner action. This Agreement has been duly executed and delivered by Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.3. GOVERNMENTAL APPROVALS; NO CONFLICTS. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the Organization Documents of Borrower or any of its Subsidiaries or any order of any Governmental Authority applicable to Borrower or any of its Subsidiaries, and (c) will not violate or result in a default under any indenture, instrument or other material agreement binding on Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Borrower or any of its Subsidiaries.

SECTION 3.4. LITIGATION. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Borrower, threatened against any member of the Consolidated Group or any of their respective assets or properties (a) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or result in monetary judgments or Liens against any Loan Party or any Subsidiary, individually or in the aggregate, in excess of the Threshold Amount or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT; ABSENCE OF MATERIAL ADVERSE CHANGE; DISCLOSURE. The financial statements delivered by Borrower to Bank on or before the Closing Date, and all financial and other information supplied to Bank after the Closing Date pursuant to Section 5.2, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since December 31, 2021, there has been no event or circumstance, or series or events or circumstances, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or document delivered by Borrower or any Subsidiary in connection with this Agreement or any other Loan Document nor any statement, representation, or warranty provided to Bank in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make any such warranty, representation or statement contained therein not misleading. In addition, all information provided from time to time by Borrower or any Guarantor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today in all material respects.

SECTION 3.6. TAXES. Borrower and its Subsidiaries and each other Person for whose taxes Borrower or any Subsidiary is or could become liable have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any material assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. Without limitation of the foregoing, Borrower has no knowledge of any pending assessments or adjustments of income tax payable with respect to any year, which, if adversely determined, could reasonably be expected to result in an assessment or unfavorable adjustment against it or any Subsidiary in excess of the Threshold Amount.

SECTION 3.7. PERMITS, FRANCHISES. Borrower and each Subsidiary possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with Applicable Law.

SECTION 3.8. ERISA. Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); neither Borrower nor any ERISA Affiliate has violated any provision of any Plan maintained or contributed to by Borrower or any ERISA Affiliate; no ERISA Event has occurred and is continuing with respect to any Plan initiated by Borrower or any ERISA Affiliate; Borrower and each ERISA Affiliate has met its obligations under the Pension Funding Rules with respect to each Plan; each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP; and there is no pending or, to the best knowledge of Borrower or any ERISA Affiliate, threatened ERISA Litigation.

SECTION 3.9. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ENVIRONMENTAL MATTERS. Borrower and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws. None of the operations of Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a Release of Hazardous Material into the environment. Neither Borrower nor any Subsidiary (i) has become subject to any material Environmental Liability, (ii) has received notice of any claim with respect to any material Environmental Liability or (iii) knows of any basis for any material Environmental Liability.

SECTION 3.11. COLLATERAL. All of the Collateral is owned by the grantor of the security interests and other Liens therein in favor of Bank free of any material title defects or any Liens or interests of others, except for the Liens permitted hereunder. The Liens and security interests granted to Bank (for the benefit of Bank and certain affiliates of Bank) are, or in the case of after acquired property, will be valid first priority Liens and security interests in the Collateral (subject only to Liens permitted hereunder), which Liens and security interests (other than Liens not required by Bank to be recorded on the applicable certificate of title with respect to any motor vehicles, trailers, mobile homes, manufactured homes, boats or rolling stock that constitute Collateral) have been perfected in accordance with the requirements of all states in which any item of the collateral is located or any grantor is organized to the extent that the filing of Uniform Commercial Code financing statements or the recording of the real property mortgages is sufficient to perfect such lien or security interest. Schedule 3.11 sets forth the address of all real property that is owned or leased by Borrower or any of its Subsidiaries or at which any Collateral (except goods in transit) is located as of the Closing Date, in each case after giving effect to the transactions occurring on the Closing Date.

SECTION 3.12. USE OF PROCEEDS. The proceeds of extensions of credit hereunder will be used only for general corporate purposes of Borrower and its Subsidiaries. No part of the proceeds of any such extension of credit will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 3.13. SUBSIDIARIES. As of the Closing Date, Borrower has no Subsidiaries except those set forth on Schedule 3.13.

SECTION 3.14. INVESTMENT COMPANY ACT, ETC. Neither Borrower nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt under this Agreement or the other Loan Documents.

SECTION 3.15. LEGAL NAME; JURISDICTION; ETC. Schedule 3.15 sets forth the following with respect to each Loan Party as of the Closing Date: (a) its exact legal name, (b) its jurisdiction of formation and form of organization, (c) the location of its chief executive office, (d) its federal tax Identification number assigned by the Internal Revenue Service and (e) its identification number in its jurisdiction of formation (if any).

SECTION 3.16. SOLVENCY. Immediately after the consummation of the transactions occurring on the Closing Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17 SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS. Each of Borrower and its Subsidiaries has implemented and maintains and complies with policies, procedures and controls reasonably designed to ensure compliance by Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Anti-Money Laundering Laws and Anti-Corruption Laws, and applicable Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a Governmental Authority that enforces such laws.

ARTICLE IV
CONDITIONS

SECTION 4.1. CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 4.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 4.2 have been fulfilled to Bank’s satisfaction.

(a) Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

i.This Agreement.
ii.Line of Credit Note.
iii.Subsidiary Guaranty Agreement.
iv.Security Agreement.
v.Standby Letter of Credit Agreement.
vi.Corporate Resolution: Borrowing.
vii.Third Party Resolution from Borrower (as manager of Subsidiary Guarantor).
viii.Third Party Resolutions from each Subsidiary Guarantor.
ix.Such other documents as Bank may require under any other Section of this Agreement.

(c) Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), and on each such date, no Default or Event of Default shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, including, but not limited to, an executed wire request form if requested by Bank.

(c) Letter of Credit Documentation. Prior to the issuance of any Letter of Credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d) Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(e) Financial Condition. There shall have been no material adverse change, as determined by Bank in its reasonable discretion, in the financial condition or business of Borrower or any Guarantor hereunder, if any, nor any material decline, as determined by Bank in its reasonable discretion in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Guarantor, if any.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower covenants that so long as the Commitment remains in effect or any Obligation remains unpaid or unsatisfied, Borrower shall and shall cause each Subsidiary to:

SECTION 5.1. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries.

SECTION 5.2. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) except to the extent that Borrower has publicly filed an Annual Report on Form 10‑K, not later than 120 days after and as of the end of each fiscal year of Borrower, its audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, together with consolidating statements, all reported on by an independent public accounting firm acceptable to Bank (without any qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) except to the extent that Borrower has publicly filed a Quarterly Report on Form 10‑Q that is publicly available, not later than 45 days after and as of the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), Borrower’s consolidated and consolidating balance sheet and related statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the president or chief financial officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) contemporaneously with each annual and quarterly financial statement of Borrower and its Subsidiaries required hereby, a certificate of the chief executive officer or chief financial officer of Borrower demonstrating compliance with Section 6.1, which certificate shall be in form acceptable to Bank, together with such supporting information as is required by Bank; provided, however, in the case of a publicly filed Annual Report on Form 10-K or a Quarterly Report on Form 10-Q, such certificate shall be provided not later than 20 days after such public filing;

(d) any information reasonably requested by Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes; and

(e) promptly, such other information as Bank may reasonably request from time to time.

SECTION 5.3. COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with (a) the provisions of all documents pursuant to which Borrower and each Subsidiary is organized and/or which govern Borrower’s or any Subsidiary’s continued existence, (b) the provisions of all material contractual obligations and (c) the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower or any Subsidiary and/or its business, including (i) all Sanctions, (ii) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (iii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) the U.K. Bribery Act of 2010, as amended, and (v) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 5.4. INSURANCE. (a) Maintain and keep in force, for each business in which Borrower and its Subsidiaries are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to commercial property insurance, crime, umbrella/excess, extended coverage, and commercial general liability, and, if required by governmental regulation or Bank, flood, employer’s liability, workers’ compensation, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, to the extent permissible under the terms of the policy or by law, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with Bank being named as an additional insured with respect to Borrower’s or an applicable Subsidiary’s commercial general liability, umbrella/excess coverage and auto liability in the event of a loss due to Borrower’s or an applicable Subsidiary’s negligence acts. a lender’s loss payee endorsement, to the extent permissible under the terms of the policy or by law, for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 5.5. FACILITIES. Keep all properties useful or necessary to such Person’s business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.6. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all Indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) as such Person may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Person has made provision, as required pursuant to GAAP, for eventual payment thereof in the event such Person is obligated to make such payment.

SECTION 5.7. NOTICE TO BANK. Promptly (but in no event more than five (5) days after becoming aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Default; (b) the occurrence and nature of any ERISA Event or Prohibited Transaction, each as defined in ERISA, or any failure to comply with the Pension Funding Rules with respect to any Plan; (c) any termination or cancellation of any insurance which Borrower or any Subsidiary is required to maintain, any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any Subsidiary’s property in excess of an aggregate amount of the Threshold Amount; (d) the occurrence and nature of any notices, complaints, orders or other claim received by Borrower or any Subsidiary relating to the violation by

Borrower or any Subsidiary of any applicable Environmental Laws, any Release by Borrower or any Subsidiary of, or by any Person handling, transporting or disposing of, Hazardous Materials on its behalf into the environment except where occurring legally pursuant to a permit or license, or any material Environmental Liability; (e) any action, suit, proceeding, claim or dispute pending or, to the knowledge of Borrower, threatened, or contemplated at law, in equity, in arbitration or before any Governmental Authority, arbitrator, court or administrative agency involving a claim in excess of the Threshold Amount against Borrower, any Subsidiary or any of their respective assets which claim has not been otherwise reported in Borrower’s public filings with the SEC; (f) any material change in accounting policies or practices by Borrower or any Subsidiary, except in the case of an accounting policies or practices required to be adopted by GAAP that is disclosed in the Borrower’s public filings with the SEC; and (g) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.8. Subsidiaries. If any Domestic Subsidiary that is not an Immaterial Subsidiary is formed or acquired after the Closing Date, (a) notify Bank thereof, (b) cause such Subsidiary to become a party to the Subsidiary Guaranty Agreement and the Security Agreement within twenty (20) Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as Bank shall request, and (c) cause such Subsidiary to deliver simultaneously therewith documentation with respect to such Subsidiary similar to the documentation required under Section 4.1(a) with respect to Borrower and its Subsidiaries as requested by Bank.

SECTION 5.9. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), which may be required under any applicable law, or which Bank may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien. If any material assets are acquired by Borrower or any Subsidiary after the Closing Date (other than assets that have become subject to the Liens granted under the Security Documents upon acquisition thereof), Borrower will promptly notify Bank thereof, and, if requested by Bank, cause such assets to be subjected to a Lien securing the Obligations and take, and cause its Subsidiaries to take, such actions as shall be necessary or reasonably requested by Bank to grant and perfect such Liens.

SECTION 5.10. Deposit Accounts and Collections. Maintain its primary depositary and operating accounts, and treasury management services, with Bank.

ARTICLE VI
NEGATIVE COVENANTS

Borrower covenants that so long as the Commitment remains in effect or any Obligation remains unpaid or unsatisfied, Borrower will not and will cause each Subsidiary to not:

SECTION 6.1. ADJUSTED EBITDA. Permit Adjusted EBITDA as of the end of any fiscal quarter, for the then ended four fiscal quarters, to be less than $25,000,000.00.

SECTION 6.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, except (a) Indebtedness to Bank, (b) any Indebtedness existing on the date hereof and set forth on Schedule 6.2, (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (d) Indebtedness incurred to make Capital Expenditures or acquire, construct or improve a fixed or capital asset so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $1,500,000, (e) obligations (contingent or otherwise) under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments or assets held or reasonably anticipated by such Person and not for purposes of speculation, (f) Indebtedness of a Loan Party owing to another Loan Party, (g) Guarantees by any Loan Party of Indebtedness of another Loan Party that secures or guarantees performance or payment in the ordinary course of a Loan Party’s business or is otherwise permitted hereunder, and (h) other unsecured Indebtedness so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $500,000.

SECTION 6.3. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except (a) any Lien in favor of Bank, (b) any Lien that is existing on the Closing Date and set forth on Schedule 6.3; provided that (i) such Lien shall not apply to any other asset of Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, (c) Permitted Encumbrances, and (d) purchase money Liens upon or in any inventory or any fixed or capital asset to secure the purchase price thereof or, in the case of any fixed or capital asset, the cost of construction or improvement of such fixed or capital asset (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 6.2(d) or, in the case of any Lien on inventory, the purchase price of such inventory and other inventory purchased from such supplier, (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such asset. Notwithstanding anything to the contrary in this Agreement, Borrower shall not, nor shall it permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or other Lien upon, any of its real property now owned or hereafter acquired, except (x) any Lien in favor of Bank and (y) Permitted Encumbrances.

SECTION 6.4. MERGER, CONSOLIDATION, ETC. Merge into or consolidate with any other Person or enter into any other line of business other than those conducted as of the date hereof or businesses reasonably related thereto or Dispose of all or substantially all of its assets or liquidate or dissolve, except that, in each of the foregoing cases, if at the time thereof and immediately after giving effect thereto, no Default exists, (a) any Subsidiary may merge into Borrower in a transaction in which Borrower is the survivor, (b) any Subsidiary may merge into any other Subsidiary in a transaction in which the survivor is a Subsidiary and is a Loan Party, (c) any Loan Party may transfer assets to any other Loan Party, (d) any Subsidiary may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not disadvantageous to Bank, and (e) any Subsidiary may merge into any Person or acquire all or substantially all of the assets of any other Person in a transaction permitted by Section 6.6 in which the survivor in any such merger or the acquirer of such assets is a wholly-owned Subsidiary and is a Loan Party.

SECTION 6.5. Transfer of Assets. Dispose of any of its assets, whether now owned or hereafter acquired, including any Equity Interest owned by it, nor will Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary other than to a Loan Party, except (a) the Disposition for fair market value of obsolete or worn out equipment not necessary for operations Disposed of in the ordinary course of business, (b) the purchase, transfer, and sale of inventory in the ordinary course of business, (c) Dispositions solely between or among Loan Parties, and (d) other Dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this clause (d) shall not exceed the Threshold Amount; provided, further, that all Dispositions permitted hereby (other than those permitted by clause (c) above) shall be made for fair value and (other than those permitted by clauses (b) and (c) above) solely for cash consideration.

SECTION 6.6. LOANS, INVESTMENTS, ACQUISITIONS. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger),

any Equity Interests, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or make any Acquisition, except (a) Investments existing on the date hereof and set forth on Schedule 6.6, (b) Investments in Cash Equivalents, (c) Investments by a Loan Party in another Loan Party, (d) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss, (e) loans and advances to employees who are not holders of Equity Interests of Borrower in the ordinary course of business for travel, relocation and similar expenses so long as the aggregate outstanding principal amount of such loans and advances does not at any time exceed $250,000.00, (f) Swap Contracts otherwise permitted hereunder, (g) Acquisitions occurring after the Closing Date so long as (i) no Default exists immediately prior to or immediately after giving effect thereto, (ii) the target of such Acquisition is in the same industry as Borrower, (iii) Borrower complies with Section 5.8 in connection therewith, and (iv) if on a pro forma basis, giving effect to such Acquisition, EBITDA for the first four full fiscal quarters would be more than ten percent (10%) less than the four full fiscal quarters ending immediately prior to such Acquisition, Bank shall have consented in writing to such Acquisition, and (h) other Investments not otherwise described in the foregoing clauses (a) through (g) in an aggregate amount for any fiscal year in excess of the lesser of $10,000,000.00 and twenty percent (20%) of EBITDA for the immediately preceding fiscal year.

SECTION 6.7. RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing other than, (a) Restricted Payments made by any Subsidiary to Borrower or any other Loan Party; and (b) any other Restricted Payments so long as no Default exists or will exist after giving effect thereto on the date thereof, and on a pro forma basis as if such Restricted Payment had been made, immediately after such Restricted Payment is made, Borrower has not less than $25,000,000.00 in unencumbered cash and Cash Equivalents maintained in the United States.

SECTION 6.8. TRANSACTIONS WITH AFFILIATES. Dispose of any asset to, or purchase, lease or otherwise acquire any asset from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliates and (c) any Restricted Payment permitted by Section 6.7. As used in this Section 6.8, the term “Affiliate” shall have the meaning given in Section 1.1 and also shall include (i) any officer, director, member or stockholder of any Loan Party or any Affiliate or Subsidiary of any Loan Party and (ii) any natural person related to any of the foregoing within the third degree of consanguinity.

SECTION 6.9. BURDENSOME AGREEMENTS. Enter into or cause, suffer or permit to exist any agreement with any Person that (a) limits the ability of any Subsidiary to make Restricted Payments to Borrower or Guarantee Indebtedness of Borrower or (b) restricts the ability of Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets, whether now owned or hereafter acquired; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by applicable law or any Loan Document, and (ii) clause (b) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to assets the acquisition of which was financed by such Indebtedness.

SECTION 6.10. Amendment OF CERTAIN AGREEMENTS. Amend or modify, or waive any of its rights under, any of its Organization Documents in a manner adverse to Bank.

SECTION 6.11. Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Borrower.

SECTION 6.12. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Section 3.12, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of its Affiliates to be in breach of any Sanctions.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Any Loan Party shall fail to pay any principal when due, or any interest, fees or other amounts within three (3) days of when due payable under any of the Loan Documents.

(b) (i) Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, 5.3(a) (with respect to Borrower’s existence), 5.7, 5.8, 5.10 or Article VI, or (ii) any event shall occur that constitutes an “Event of Default” (as defined in any Security Document).

(c) Any default (including by any Guarantor) in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in clauses (a) and (b) above), and such default shall continue for a period of 30 days from its occurrence.

(d) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by or on behalf of any member of the Consolidated Group or any Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(e) Any member of the Consolidated Group or any Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness (whether individually or in the aggregate but excluding extensions of credit hereunder) or obligations in respect of one or more Swap Contracts in an aggregate principal amount exceeding the Threshold Amount (whether singly or in the aggregate, “Material Indebtedness”) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

(f) Any judgment or order for the payment of money in excess of the Threshold Amount in the aggregate (net of independent third-party insurance as to which the insurance carrier does not dispute the coverage of such payment) shall be rendered against any member of the Consolidated Group or any

Guarantor, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g) Any member of the Consolidated Group or any Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, or (vii) admit in writing its inability to pay its debts as they become due.

(h) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Consolidated Group or any Guarantor or any such Person’s debts, or any substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any member of the Consolidated Group or any Guarantor or for a substantial part of any such Person’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Any Change of Control shall occur or exist.

(j) Any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any member of the Consolidated Group or any Guarantor that is party thereto or any such Person shall so state in writing or seek to terminate its obligations thereunder.

(k) [Reserved].

(l) Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any member of the Consolidated Group or any Guarantor not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the Disposition of the applicable Collateral in a transaction permitted under the Loan Documents.

(m) (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of any member of the Consolidated Group or any Guarantor under Title IV of ERISA in an aggregate amount in excess of the Threshold Amount, or (ii) any member of the Consolidated Group or any Guarantor fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Plan in an aggregate amount in excess of the Threshold Amount.

SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to Applicable Law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address or by e-mail to the following e-mailboxes:

BORROWER: LIQUIDITY SERVICES, INC.
Attn: : [* * *]
6931 Arlington Road, Suite 200
Bethesda, Maryland 20814
E-mail: [* * *]

With a copy to:
LIQUIDITY SERVICES, INC.
Attn: : [* * *]
6931 Arlington Road, Suite 200
Bethesda, Maryland 20814
E-mail: : [* * *]

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION
7475 Wisconsin Ave, 4th Floor
Bethesda, Maryland 20814
E-mail: : [* * *]

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by e-mail, upon receipt.

SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNITY.

(a) Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by Applicable Law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other Person. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

(b) Borrower shall indemnify Bank and each Related Party of Bank (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any Loan Document, the performance by the parties thereto of their respective obligations thereunder or the consummation of any of the transactions contemplated thereby, (ii) any extensions of credit hereunder or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by any member of the Consolidated Group or any Guarantor or any Environmental Liability related in any way to any member of the Consolidated Group or any Guarantor or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort, or any other theory, whether brought by a third party or by any member of the Consolidated Group, any Guarantor or any Affiliate thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction or arbitration conducted in accordance with Section 8.13 to have resulted from the gross negligence or willful misconduct of such Indemnitee as evidenced by a final and non-appealable judgment in favor of Borrower.

(c) Borrower shall pay, and hold Bank harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to any Loan Document, any payments due thereunder or any Collateral, and save Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d) To the extent permitted by applicable law, Borrower shall not assert and waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, any Loan Document, the transactions contemplated hereby, any extension of credit hereunder or the use of proceeds thereof.

(e) All amounts due under this Section 8.3 shall be payable promptly (and in any event within 10 Business Days) after written demand therefor. The provisions of this Section 8.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the extensions of credit hereunder, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 8.5. ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action¬ or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 8.11. BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 8.12. RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 8.13. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other Applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by Applicable Law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

LIQUIDITY SERVICES, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Jorge A. Celaya	/s/ WELLS FARGO BANK, NATIONAL ASSOCIATION
Name: Jorge A. Celaya
Title: Executive Vice President and Chief Financial Officer

Schedule 3.11: Real and Leased Properties

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Schedule 3.13: List of Subsidiaries

Entity	Jurisdiction
Liquidity Services Operations LLC	Delaware
GovDeals Vehicles LLC	Delaware
Machinio, Corp.	Delaware
Bid4Assets, Inc.	Maryland
Bid4Assets California, Inc.	California
Liquidity Services Global Solutions Pty. Ltd.	Australia
LSI Liquidity Services Canada Ltd.	Canada
Liquidity Services (Shanghai) Trading Co., Ltd.	China
GoIndustry DoveBid (Shanghai) Co., Ltd.	China
Liquidity Services Limited	England and Wales
GoIndustry DoveBid Limited	England and Wales
Liquidity Services UK Limited	England and Wales
Machinio GmbH	Germany
Liquidity Services GmbH	Germany
Liquidity Services (Asia) Limited	Hong Kong
Liquidity Services (Hong Kong) Limited	Hong Kong
Liquidity Services UK Limited – Ireland Branch	Ireland
GoIndustry DoveBid Mexico SA de CV	Mexico
GoIndustry DoveBid Philippines, Inc.	Philippines
GoIndustry DoveBid (S) Pte. Ltd.	Singapore

Schedule 3.15: Loan Parties Information

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Schedule 6.2: Pre-Existing Indebtedness

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Schedule 6.3: Pre-Existing Liens

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Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.